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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Plan Administrator
Sizeler Real Estate Management Co., Inc. 401(k) Plan

We consent to the incorporation by reference in the registration statement (No. 333-85212) on Form S-8 of Sizeler Property Investors, Inc. of our report dated June 7, 2002, with respect to the statement of net assets available for benefits of Sizeler Real Estate Management Co., Inc. 401(k) Plan as of December 31, 2001, and the related statement of changes in net assets available for benefits for the period from November 1, 2001 (inception) to December 31, 2001, and the related financial statement schedule, which report appears in the December 31, 2001, annual report on Form 11-K of Sizeler Real Estate Management Co., Inc. 401(k) Plan.


KPMG LLP
New Orleans, Louisiana
June 26, 2002